Filed pursuant to Rule 424(b)(3) and 424(c)
                                                     Registration No. 333-101489

PROSPECTUS SUPPLEMENT NO. 2
(To prospectus dated February 10, 2003)


                                  $305,000,000
                         SELECTIVE INSURANCE GROUP, INC.
                        Senior Convertible Notes due 2032
                                  Common Stock
                          ____________________________

     This document supplements the prospectus dated February 10, 2003 of Selective Insurance Group, Inc. relating to the resale by certain holders of notes who are named as selling securityholders of up to $305,000,000 aggregate principal amount at maturity of the notes and the shares of common stock issuable upon conversion of the notes.

     You should read this prospectus supplement in conjunction with the prospectus dated February 10, 2003. This prospectus supplement is qualified by reference to the prospectus dated February 10, 2003, except to the extent that the information in this prospectus supplement supersedes the information contained in the February 10, 2003 prospectus.

     The table of selling securityholders beginning on page 51 of the prospectus is hereby amended to add the following principal amounts of notes beneficially owned that may be sold:


                                                   Principal
                                                    Amount
                                                   of Notes                        Number of       Number of
                                                 Beneficially                      Shares of       Shares of
                                                     Owned       Percentage of    Common Stock   Common Stock     Percentage of
                   Name of                        That May Be        Notes        Beneficially    That May Be     Common Stock
          Selling Securityholder(1)                  Sold         Outstanding       Owned(2)      Sold(3)(4)     Outstanding(5)
-----------------------------------------------------------------------------------------------------------------------------
AKELA Capital Master Fund Ltd.                     4,000,000         1.31%            N/A            51,913          *
Alexandra Global Master Fund, Ltd.                10,000,000         3.28%            N/A           129,783          *
Merrill Lynch, Pierce, Fenner and Smith Inc.       3,050,000         1.00%            N/A            39,583          *
Plexus Fund Limited                               10,750,000         3.50%            N/A           139,516          *
Transamerica Life Insurance & Annuity Company      24,500,000        8.03%            N/A           317,968         1.18%

     After giving effect to the addition of the foregoing selling securityholders, the table of selling securityholders reads as follows:

                                                                 Selling Securityholders

                                              Principal Amount                     Number of       Number of
                                                  of Notes                         Shares of       Shares of
                                                Beneficially     Percentage of    Common Stock   Common Stock     Percentage of
                  Name of                           Owned            Notes        Beneficially    That May Be     Common Stock
         Selling Securityholder(1)            That May Be Sold    Outstanding       Owned(2)      Sold(3)(4)      Outstanding(5)
-----------------------------------------------------------------------------------------------------------------------------
  AKELA Capital Master Fund Ltd.                   15,000,000        4.92%            N/A           194,674            *
  Alexandra Global Master Fund, Ltd.               10,000,000        3.28%            N/A           129,783            *
  Allstate Life Insurance                           2,000,000          *           13,200(6)         25,956            *
  Arbitex Master Fund                              16,500,000        5.41%            N/A           214,141            *
  Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd.                                    2,000,000          *              N/A            25,956            *
  Argent Low Lev Convertible Arbitrage Fund
  LLC                                                 700,000          *              N/A             9,084            *
  Argent Low Lev Convertible Arbitrage Fund
  Ltd.                                              4,400,000        1.44%            N/A            57,104            *
  BGI Global Investors C/O Forest
  Investment Management L.L.C.                        536,000          *              N/A             6,956            *
  BNP Paribus Equity Strategies, SNC               20,850,000        6.84%           26,003         270,597            1.01%
  Calamos Convertible Fund - Calamos
  Investment Trust                                 13,300,000        4.36%            N/A           172,611            *
  Calamos Convertible Growth & Income Fund
  - Calamos Investment Trust                       10,900,000        3.57%            N/A           141,463            *
  Calamos Convertible Portfolio - Calamos
  Advisor Trust                                       300,000          *              N/A             3,893            *
  CC Investments LOC                                  250,000          *              N/A             3,244            *
  Chrysler Corporation Master Retirement
  Trust                                             2,595,000          *              N/A            33,678            *
  Context Convertible Arbitrage Fund, LP              165,000          *              N/A             2,141            *
  Context Convertible Arbitrage Offshore, LP           85,000          *              N/A             1,103            *
  Cooper Neff Convertible Strategies
  (Cayman) Master Fund L.P.                        11,189,000        3.67%            N/A           145,214            *
  Deephaven Domestic Convertible Trading Ltd.       3,250,000        1.07%            N/A            42,179            *
  Delta AIR Lines Master Trust
  (c/o Oaktree Capital Management, LLC)               655,000          *              N/A             8,500            *
  Delta Pilots D & S Trust (c/o Oaktree
  Capital Management, LLC)                            360,000          *              N/A             4,672            *
  Forest Fulcrum Fund L.L.P.                        1,383,000          *              N/A            17,948            *
  Forest Global Convertible Fund Series A-5         6,079,000        1.99%            N/A            78,895            *
  Forest Multi-Strategy Master/Fund SPC on
  Behalf of Series F, Multi-Strategy
  Segregated Portfolio                              2,000,000          *              N/A            25,956            *
  GDO Equity Arbitrage Master Fund                  1,000,000          *              N/A            12,978            *
  Grace Convertible Arbitrage Fund Ltd.             5,000,000        1.64%            N/A            64,891            *
  JMG Convertible Investments LP                    1,500,000          *              N/A            19,467            *


                                       2

                                              Principal Amount                     Number of       Number of
                                                  of Notes                         Shares of       Shares of
                                                Beneficially     Percentage of    Common Stock   Common Stock     Percentage of
                  Name of                           Owned            Notes        Beneficially    That May Be     Common Stock
         Selling Securityholder(1)            That May Be Sold    Outstanding       Owned(2)      Sold(3)(4)      Outstanding(5)
-----------------------------------------------------------------------------------------------------------------------------

  KBC Financial Products USA Inc.                  11,560,000        3.79%            N/A           150,029            *
  LLT Limited                                         498,000          *              N/A             6,463            *
  Lyxor Master Fund                                 2,000,000          *              N/A            25,956            *
  Lyxor Master Fund C/O Forest Investment
  Management L.L.C.                                 2,295,000          *              N/A            29,785            *
  Lyxor Master Fund Ref: Argent/LowLev CB
  c/o Argent                                        1,000,000          *              N/A            12,978            *
  Marathon Global Convertible Master Fund
  Ltd.                                              5,000,000        1.64%            N/A            64,891            *
  McMahan Securities Co. L.P.                      12,250,000        4.02%            N/A           158,984            *
  Merrill Lynch, Pierce Fenner and Smith
  Inc.                                              5,960,000        1.95%            N/A            77,350            *
  Miller Tabak Roberts LLC                          1,500,000          *              N/A            19,467            *
  Microsoft Corporation                               935,000          *              N/A            12,134            *
  MLQA Convertible Securities Arbitrage Ltd        15,000,000        4.92%            N/A           194,674            *
  Motion Picture Industry Health Plan-Active
  Member Fund                                         170,000          *              N/A             2,206            *
  Motion Picture Industry Health
  Plan-Retiree Member Fund                            105,000          *              N/A             1,362            *
  OCM Convertible Trust                             1,725,000          *              N/A            22,387            *
  Partner Reinsurance Company, Ltd.                   540,000          *              N/A             7,008            *
  Partners Group Alternative Strategies
  PCC, Ltd.                                           200,000          *              N/A             2,595            *
  Plexus Fund Limited                              10,750,000        3.52%            N/A           139,516            *
  Qwest Occupational Health Trust                     200,000          *              N/A             2,595            *
  RBC Alternative Assets LP C/O Forest
  Investment Management L.L.C.                        510,000          *              N/A             6,618            *
  Relay II Holdings C/O Forest Investment
  Management L.L.C.                                   255,000          *              N/A             3,309            *
  Sphinx Convertible Abritrage C/O Forest
  Investment Management L.L.C.                        128,000          *              N/A             1,661            *
  State Employee's Retirement Fund of the
  State of Delaware                                   715,000          *              N/A             9,279            *
  Sturgen Limited                                   2,711,000          *              N/A            35,184            *
  Sunrise Partners Limited Partnership             14,250,000        4.67%            N/A           184,940            *
  SusQuehanna Capital Group                         5,000,000        1.64%            N/A            64,891            *
  Thrivent Financial for Lutherans                  1,000,000          *              N/A            12,978            *
  Transamerica Life Insurance & Annuity
  Company                                          24,500,000        8.03%            N/A           317,968            1.18%
  UFJ Investments Asia Limited                        250,000          *              N/A             3,244            *
  Victus Capital LP                                17,000,000        5.57%            N/A           220,631            *
  Wachovia Securities International LTD            32,000,000        10.49%           N/A           415,305            1.55%
  Xavex Convertible Arbitrage 2 Fund                  200,000          *              N/A             2,595            *
  Zazove Convertible Arbitrage Fund LP              7,000,000        2.30%            N/A            90,848            *
  Zazove Hedged Convertible Fund LP                 2,500,000          *              N/A            32,445            *

                                       3


                                              Principal Amount                     Number of       Number of
                                                  of Notes                         Shares of       Shares of
                                                Beneficially     Percentage of    Common Stock   Common Stock     Percentage of
                  Name of                           Owned            Notes        Beneficially    That May Be     Common Stock
         Selling Securityholder(1)            That May Be Sold    Outstanding       Owned(2)      Sold(3)(4)      Outstanding(5)
-----------------------------------------------------------------------------------------------------------------------------

  Zazove Income Fund LP                             1,000,000          *              N/A            12,978            *
  Zurich Institutional Benchmarks Master
  Fund Ltd.                                           500,000          *              N/A             6,489            *
  Zurich Institutional Benchmarks Master
  Fund Ltd.                                         2,500,000          *              N/A            32,445            *
  Zurich Institutional Benchmarks Master
  Fund c/o Argent                                     500,000          *              N/A             6,489            *
  Zurich Master Hedge Fund C/O Forest
  Investment Management L.L.C.                        816,000          *              N/A            10,590            *
                                              ---------------       -------          ------      -----------         ------
  Total                                       $305,000,000(8)       100.00%          39,203      3,958,382(7)        14.75%
                                              ===============       =======          ======      ===========         ======

--------------------
*  Less than 1%

     (1) Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in future prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in the prospectus, if required. See "Where You Can Find More Information" in the prospectus.

     (2) Excludes common stock issuable upon conversion of the selling securityholder's notes.

     (3) Assumes conversion of all of the selling securityholder's notes at a conversion rate of 12.9783 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under "Description of the Notes -- Conversion Rights" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

     (4) Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

     (5) Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 26,837,485 shares of common stock outstanding as of February 28, 2003. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

     (6) Consists of 9,000 shares held by Allstate Insurance Company, 3,100 shares held by Allstate Retirement Plan and 1,100 shares held by Agents Pension Plan.

     (7) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

     (8) The figures in this column are based on information supplied to us, as of March 27, 2003, by the respective selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $305,000,000 aggregate principal amount of notes (which would be convertible into more than 3,958,382 shares of common stock), reflecting, we believe, that one or more selling security holders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, since this prospectus supplement would not be applicable to any sale of notes after they have been publicly sold utilizing this prospectus supplement or a prior prospectus supplement or prospectus, no more than $305,000,000 principal amount of notes could be sold utilizing this prospectus supplement and, accordingly, the $305,000,000 total in this column has been retained and represents the maximum principal amount of notes that could be sold hereunder.

     The above table sets forth information as of March 27, 2003, based on information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information was supplied to us and presented in the above table. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in future prospectus supplements.

                                ---------------

     Investing in the notes involves risks that are described in the "Risk Factors" section beginning on page 9 of the prospectus.

                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                                ---------------

            The date of this prospectus supplement is March 31, 2003.




                                       5